UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2010

MUSTANG GEOTHERMAL CORP.

(Exact name of registrant as specified in its charter)

UREX ENERGY CORP.

(Former name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50191

(Commission File Number)

98-0201259

(IRS Employer Identification No.)

10580 N. McCarran Blvd., Building 115 – 208, Reno, NV 89503

(Address of principal executive offices and Zip Code)

(775) 747-0667

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report and unless otherwise indicated, the terms "we", "us" and "our" refer to Urex Energy Corp. Unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to "common shares" refer to the common shares in our capital stock.

Item 1.01  Entry into a Material Definitive Agreement

On August 26, 2010, the Company entered into purchase agreements to purchase three geothermal leases totaling 9,800 acres located in the State of Nevada.  The agreements provide for the issuance of 14 million shares of the Company’s common stock valued at the price of $0.15 per share.

				# of shares
	Acres	Lease	Area	Issued	Price
Minera Inc.	1,720	NVN 88494	State of Nevada	3,000,000	$ 450,000
Dakota Resource Holding LLC	4,420	NVN 88475	State of Nevada	6,000,000	$ 900,000
Minera Cerro El Diablo Inc.	3,660	NVN 88490	State of Nevada	5,000,000	$ 750,000

	9,800			14,000,000	$ 2,100,000

In total, the Company now owns a total of 15,262 acres of geothermal leases in the State of Nevada.

As a part of an on-going reorganization of the Company’s business activity, the decision to diversify into the geothermal energy field is aligned with the Company’s long-term strategy to add shareholder value.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99	Press Release August 31, 2010
10.14	Purchase Agreement with Minera Inc. dated August 26, 2010
10.15	Purchase Agreement with Dakota Resource Holding LLC, dated August 26, 2010
10.16	Purchase Agreement with Minera Cerro El Diablo Inc., dated August 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSTANG GEOTHERMAL CORP.

/s/ Richard Bachman

Richard Bachman

President and Director

Date: August 31, 2010